Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest. IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847.735.4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK ANNOUNCES SALE
OF BAJA MARINE ASSETS TO FOUNTAIN POWERBOATS

LAKE FOREST, Ill., March 20, 2008 – Brunswick Corporation (NYSE: BC) today announced the signing of a letter of intent to sell certain assets relating to its Baja boat business to Fountain Powerboat Industries, Inc., of Washington, N.C.  Terms of the agreement were not disclosed, and completion of the sale is subject to certain conditions.  In preparation for the transition, Brunswick plans to end production of Baja boats in Bucyrus, Ohio, by the end of May, consistent with the end of the 2008 model year.  As a result of these actions, the company said it estimates that asset write-downs, along with severance and other costs associated with the plant closure, could total between $10 million to $15 million, pre-tax.
“This was a strategic decision to further refine our product portfolio and best focus our resources on brands and marine segments that we believe are core to our success going forward,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.  “This action in no way reflects upon Baja or the abilities and performance of the Bucyrus work force.  We believe, however, that Baja and its dealers will ultimately benefit from being a part of Fountain Powerboats, a company that, like Baja, is a leader in high-performance boats.”
When completed, the closing of the Baja plant will mean a loss of approximately 285 positions. Baja leadership will be working diligently to transfer as many employees as possible and practical to either Fountain or other Brunswick manufacturing facilities.  For those employees who do not have the opportunity or do not wish to transfer, severance will be provided.

About Brunswick

Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Rayglass, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit www.brunswick.com.